CERTIFICATE OF DESIGNATION
                            SERIES C PREFERRED STOCK

         RESOLVED, that the Corporation shall issue a series of Preferred Shares to be designated as Preferred Series C:

         1. Designation, Amount, Par Value and Rank. A series of Preferred stock shall be designated as Series C Convertible Preferred Stock (the "Series C Preferred Stock"), and the number of shares so designated shall be 1,000,000. Each share of Series C Preferred Stock shall have a par value of $.001 per share.

         2. Voting Rights. The holder of each share of the Series C Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series C Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholder's meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series C Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

         3. Preference as to Earnings, Assets and Liquidation. (a) The Series C Preferred Stock shall be preferred as to both earnings and assets, and in the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series C Preferred Stock of the Company shall be entitled, before any assets of the Company shall be distributed among or paid over to the holders of the Common Stock, to be paid in full the face value of $1.00 per share of Series C Preferred Stock. After payment in full of the above preferential rights of the holders of the Series C Preferred Stock, the holders of the Series C Preferred Stock and Common Stock shall participate equally in the division of the remaining assets of the Company, so that from the remaining assets the amount per share of Series C Preferred Stock distributed to the holders of the Series C Preferred Stock shall equal the amount per share of Common Stock distributed to the holders of the Common Stock.

         (b) The holders of preferred shares shall be entitled to receive dividends at the rate of $0.12 per year payable at such intervals as the board of directors may from time to time determine. These dividends shall accrue from the date of issuance of the preferred shares and shall be deemed to accrue from day to day whether or not earned or declared. The specified dividends on preferred shares shall be payable before any dividends shall be declared, paid, or set apart for the common shares. The specified dividends on preferred shares shall be cumulative. If in any year, or years, dividends on the outstanding preferred shares at the rate specified are not paid or set apart for that purpose, the amount of the deficiency shall be fully paid or declared and set apart for payment, without interest, before any distribution, by way of dividend or otherwise, is declared, paid or set apart for the common shares. After all cumulative dividends on preferred shares have been paid, declared or set apart for payment to the holders of the preferred shares, if the board of directors elects to make further distribution of dividends, the additional dividends shall be made equally to all shares, preferred and common.

         4. Conversion. (a) Each share of Series C Preferred Stock may be converted into three and one-third (3.33) shares of Common Stock voluntarily upon the written request of a holder of such shares of Series C Preferred Stock pursuant to Section 4(b). Holders of shares of Series C Preferred Stock may convert all or any number of his or her shares of Series C Preferred Stock from time to time at the sole discretion of the holder. Additionally, upon conversion, each holder of Series C Preferred shares shall be entitled to receive one share of Common Stock for every $0.33 cents of unpaid accumulated dividends.

         (b) Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Company or of any transfer agent for such stock, and shall give written notice to the Company at such office that he or she elects to convert the same and shall state therein the name or names in which he or she wishes the certificate or certificates for the number of shares of Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series

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C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         (c) If the issued and outstanding shares of Series C Preferred Stock are converted automatically upon the effectiveness of a registration statement as set forth in Section 4(a)(i), such conversion shall be deemed to have been made immediately prior to the close of business on the date of effectiveness of such registration statement, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         5. Registration Rights. (a) The holders of Series C Preferred Stock shall be entitled to "piggy-back" registration rights on registrations of the Company made pursuant to the Securities Act of 1933, as amended (other than a registration relating solely to a transaction under Rule 145 under such Act [or any successor thereto], a registration made pursuant to a Form S-4, Form S-8 or pursuant to an employee benefit plan of the Company) subject to the right, however, of the Company and its underwriters, in the case of an underwritten public offering, to reduce the number of shares proposed to be registered pro rata in view of market conditions.

         (b) The Company shall bear the registration expenses (exclusive of underwriting discounts and commissions) of all piggy-back registrations.

         (c) The registration rights described herein shall be expressly conditioned upon acceptance by any participating shareholder of such other provisions in any purchase or underwriting agreement, if any, relating to such registration as are reasonable and customary, including, but not limited to, cross-indemnification, the period of time in which the Registration Statement shall be kept effective, underwriting arrangements, and the like.

         (d) All registration rights granted in this Section 5 shall immediately expire and be deemed null and void upon the voluntary conversion by the holder of any shares of Series C Preferred Stock into shares of Common Stock not made in connection with the piggy-back registration rights granted in this Section 5.

         (e) Notwithstanding anything contained herein, all of the registration rights set forth herein shall expire two years after the issuance of the Series C Preferred Shares.

         6. Adjustments for Combinations, Subdivisions, Reclassifications and Reorganizations. (a) In the event that this Company at any time or from time to time after the date hereof shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the conversion ratio in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercises of such rights to acquire Common Stock.

         (b) If the Common Stock issuable upon conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 6(a) above), the conversion ratio then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series C Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series C Preferred Stock immediately before that change.

         7.  Miscellaneous Provisions.

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         (a)  The  Company  will  not,  by  amendment  of  its   Certificate  of
Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment.

         (b) The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

         (c) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate.

         (d) No fractional share shall be issued upon the conversion of any share or shares of Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion or more than one shares of Series C Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Company).

         (e) Any notice required by the provisions of this Certificate of Designation to be given to the holders of Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

         8. Amendment. Any term relating to the Series C Preferred Stock may be amended and the observance of any term relating to the Series C Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the vote or written consent of holders of at least fifty-one (51%) of all Series C Preferred Stock then outstanding and of the Company. Any amendment or waiver so effected shall be binding upon the Company and all holders of Series C Preferred Stock.

         9. Restrictions and Limitations. So long as any shares of Series C Preferred Stock remain outstanding, the Company shall not, without the vote or written consent by the holders of at least fifty-one (51%) of the then outstanding shares of Series C Preferred Stock:

         (a) Effect any reclassification, recapitalization or other change with respect to any outstanding shares of stock which results in the issuance of shares of stock having any preference or priority as to dividend or redemption rights, liquidation preferences, conversion rights or otherwise, superior to, or on a parity with, any such preference or priority of the Series C Preferred Stock, or

         (b) With the exception of any already authorized Series A and B Preferred Stock authorize or issue, or obligate itself to issue, any other equity security senior to or on a parity with the Series C Preferred Stock as to dividend or redemption rights, liquidation preferences, conversion rights or otherwise, or create any obligation or security convertible into or exchangeable for, or having any option rights to purchase, any such equity security which is senior to or on a parity with the Series C Preferred Stock, or

         (c) Amend, alter or repeal the preferences, special rights or other powers of the Series C Preferred Stock, or otherwise amend the Company's Certificate of Incorporation, so as to affect adversely the Series C Preferred Stock.

         10. No Reissuance of Series C Preferred Stock. No share or shares of Series C Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

         The foregoing Designation of Rights and Preferences were adopted by all of the Directors of the Company by unanimous written consent on July 21, 1999.

         IN WITNESS WHEREOF, the undersigned, being the President/CEO and the Secretary of the Company, have executed this Certificate of Designation this 21st day of July 1999.

                                                     /s/ Thomas E. Aliprandi
                                                     --------------------------
                                                     Thomas E. Aliprandi
                                                     President/CEO

Attest:

/s/ David E. Shepardson III
-------------------------------
David E. Shepardson III
Secretary